UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                          Grow Biz International, Inc.
                                (Name of Issuer)


                           Common Stock, no par value
                         (Title of Class of Securities)


                                   399817 10 5
                                 (CUSIP Number)


*The Remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------------                       ----------------------------

CUSIP NO. 399817 10 5                  13G          PAGE 2 OF 4 PAGES

-----------------------------                       ----------------------------

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1     NAME OF REPORTING PERSON

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            K. Jeffrey Dahlberg

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[ ]
                                  Not Applicable                          (b)[ ]

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3     SEC USE ONLY



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4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States

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                      5        SOLE VOTING POWER
                               2,005,575

      NUMBER OF       ----------------------------------------------------------
       SHARES         6        SHARED VOTING POWER
    BENEFICIALLY               279,250
      OWNED BY
   EACH REPORTING     ----------------------------------------------------------
       PERSON         7        SOLE DISPOSITIVE POWER
        WITH                   2,005,575

                      ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER
                               279,250

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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,284,825

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

            Not Applicable

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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      38.1%

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12    TYPE OF REPORTING PERSON*

            Individual

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                       SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).    Name of Issuer:

                     GROW BIZ INTERNATIONAL, INC.

Item 1(b).    Address of Issuer's Principal Executive Offices:

                     4200 DAHLBERG DRIVE
                     MINNEAPOLIS, MINNESOTA 55422-4837

Item 2(a).    Name of Person Filing:

                     K. Jeffrey Dahlberg

Item 2(b).    Address of Principal Business Office or, if none, Residence:

                     4200 Dahlberg Drive
                     Minneapolis, Minnesota 55422-4837

Item 2(c).    Citizenship:

                     UNITED STATES

Item 2(d).    Title of Class of Securities:

                     COMMON STOCK, NO PAR VALUE

Item 2(e).    CUSIP Number:

                     399817 10 5

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                     NOT APPLICABLE

Item 4.       Ownership:

                     (a)   Amount Beneficially Owned: 2,284,825

                     (b)   Percent of Class: 38.1%

                     (c)   Number of Shares as to which such person has:

                             (i) sole power to vote or to direct the vote - 2,284,825

                            (ii) shared power to vote or to direct the vote - 279,250

                           (iii) sole power to dispose or to direct the disposition of -2,005,575

                            (iv) shared power to dispose or to direct the disposition of - 279,250

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:  NOT APPLICABLE

ITEM 10. CERTIFICATION:  NOT APPLICABLE



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 5, 1998
                                        ---------------------------------
                                        Date


                                        /s/ K. Jeffrey Dahlberg
                                        ---------------------------------
                                        Signature


                                        K. Jeffrey Dahlberg
                                        ---------------------------------
                                        Print Name


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